Exhibit 99.1

For Immediate Release:
Contact: Peerless Systems Corporation Timothy E. Brog Chief Executive Officer 203-350-0040

Peerless Systems Announces Results for the Second Quarter ended July 31, 2013

Stamford, Connecticut, September 12, 2013 — Peerless Systems Corporation (Nasdaq: PRLS) today reported financial results for its second fiscal quarter and first six months of fiscal 2014 that ended July 31, 2013.

Fiscal 2014 Second Quarter Results

Revenues were $847,000 for the three months ended July 31, 2013, compared to $451,000 for the three months ended July 31, 2012.  This 88% increase is primarily attributable to two customers who have recently exhausted their block licenses and are currently paying us on a pay-as-you-go basis.

Gross margins were 94.9% and 101.8% for the three months ended July 31, 2013 and 2012, respectively. The decrease in gross margins was primarily due to higher licensing fees being paid to third parties resulting from a change in the revenue stream from our customers and the mix of products sold by our customers during the period. We recorded adjustments to estimates of cost of revenues in the amount of $32,000 and $26,000 for three months ended July 31, 2013 and 2012, respectively.

Income from operations was $137,000 for the three months ended July 31, 2013, compared to a loss of $34,000 for the three months ended July 31, 2012.  This improvement is primarily attributable to the 88% increase in revenue.

Other income (loss), net was a loss of $702,000 for the three months ended July 31, 2013 as compared to a loss of $431,000 for the three months ended July 31, 2012 due to higher realized losses on sales of marketable securities in the current period.

Net loss for the three months ended July 31, 2013 was approximately $399,000 or $0.14 per basic and diluted share, compared to a net loss of approximately $303,000, or $0.09 per basic and diluted share for the three months ended July 31, 2012.

Fiscal 2014 First Six Months Results

Revenues were $1,948,000 for the six months ended July 31, 2013, compared to $1,065,000 for the six months ended July 31, 2012.  This 83% increase is primarily attributable to two customers who have recently exhausted their block licenses and are currently paying us on a pay-as-you-go basis.

Gross margins were 91.2% and 95.9% for the six months ended July 31, 2013 and 2012, respectively. The decrease in gross margins was primarily due to higher licensing fees being paid to third parties resulting from a change in the revenue stream from our customers and the mix of products sold by our customers during the period.

Income from operations was $772,000 for the six months ended July 31, 2013, compared to $92,000 for the six months ended July 31, 2012.  This 740% increase is primarily attributable to the 83% increase in revenue.

Other income (loss), net was a loss of $1,116,000 for the six months ended July 31, 2013 as compared to a gain of $178,000 for the six months ended July 31, 2012 due to higher realized losses on sales of marketable securities in the current period.

Net loss for the six months ended July 31, 2013 was approximately $264,000 or $0.09 per basic share diluted share, compared to a net income of approximately $143,000, or $0.04 per basic and diluted share for the six months ended July 31, 2012.

Timothy E. Brog, Chairman and Chief Executive Officer of Peerless, said, "We are very pleased that our historical licensing business continues to generate positive cash flow and our search for potential acquisitions and investment opportunities are ongoing.”

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets. Effective July 31, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera Document Solutions, Inc.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, the Company’s ability to maximize the value of its licensing business or to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, or through other investment opportunities. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2013 Annual Report on Form 10-K filed with the SEC on April 29, 2013.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

PEERLESS SYSTEMS CORPORATION

UNAUDITED CONDENSED STATEMENT OF INCOME

(In thousands except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012

Revenues	$847	$451	$1,948	$1,065
Cost of revenues	43	(8)	171	44
Gross margin	804	459	1,777	1,021

Operating expenses
Sales and marketing	32	31	60	62
General and administrative	635	462	945	867
Total operating expenses	667	493	1,005	929
Income (loss) from operations	137	(34)	772	92
Other income (loss), net	(702)	(431)	(1,116)	178
Income (loss) before income taxes	(565)	(465)	(344)	270
Provision for (benefit from) income taxes	(166)	(162)	(80)	127
Net income (loss)	$(399)	$(303)	$(264)	$143
Basic earnings (loss) per share	$(0.14)	$(0.09)	$(0.09)	$0.04
Diluted earnings (loss) per share	$(0.14)	$(0.09)	$(0.09)	$0.04
Weighted average common shares - outstanding — basic	2,762	3,309	2,834	3,308
Weighted average common shares - outstanding — diluted	2,762	3,309	2,834	3,502

 PEERLESS SYSTEMS CORPORATION

UNAUDITED CONDENSED BALANCE SHEET

(In thousands)

	July 31, 2013	January 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$11,202	$8,866
Marketable securities	563	2,910
Trade accounts receivable, net	1,009	1,346
Deferred tax assets	109	495
Income tax receivable	322	231
Prepaid expenses and other current assets	73	65
Total current assets	13,278	13,913
Other assets	6	4
Total assets	$13,284	$13,917

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued wages and compensated absences	$64	$103
Accrued product licensing costs	242	315
Other current liabilities	104	143
Total current liabilities	410	561
Other liabilities
Tax liabilities	280	276
Total liabilities	690	837
Stockholders’ equity:
Common stock, $.001 par value, 30,000 shares authorized, 19,679 issued at July 31, 2013 and 19,588 issued at January 31, 2013	19	18
Additional paid-in capital	57,967	57,534
Retained earnings	6,362	6,626
Accumulated other comprehensive loss, net of taxes	(43)	(657)
Treasury stock, 16,814 at July 31, 2013 and 16,460 at January 31, 2013	(51,711)	(50,441)
Total stockholders’ equity	12,594	13,080
Total liabilities and stockholders’ equity	$13,284	$13,917